EATON CORPORATION
SECOND QUARTER 2008 REPORT ON FORM 10-Q
ITEM 6
EXHIBIT 12
RATIO OF EARNINGS TO FIXED CHARGES

	Six months
	ended
	June 30,	Year ended December 31
	2008	2007	2006	2005	2004	2003
Income from continuing operations before income taxes	$640	$1,041	$969	$964	$749	$463

Adjustments
Minority interest in consolidated subsidiaries	7	14	10	5	7	12
(Income) losses of equity investees	(5)	(6)	1	1		(3)
Interest expensed	99	193	139	109	88	93
Amortization of debt issue costs	2	1	1	1	1	2
Estimated portion of rent expense representing interest	26	44	41	38	37	38
Amortization of capitalized interest	6	12	12	12	17	13
Distributed income of equity investees		1	1	4	3

Adjusted income from continuing operations before income taxes	$775	$1,300	$1,174	$1,134	$902	$618

Fixed charges
Interest expensed	$99	$193	$139	$109	$88	$93
Interest capitalized	7	14	14	13	7	7
Amortization of debt issue costs	2	1	1	1	1	2
Estimated portion of rent expense representing interest	26	44	41	38	37	38

Total fixed charges	$134	$252	$195	$161	$133	$140

Ratio of earnings to fixed charges	5.78	5.16	6.02	7.04	6.78	4.41